As Filed with Securities and Exchange Commission on September 10, 2007
Registration No. 333-140396

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment No. 4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECOLAND INTERNATIONAL, INC.
(Exact name of the registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	700 (Primary Standard Industrial Classification Code Number)	20-3061959 (I.R.S. Employer Identification No.)

4425 Ventura Canyon Avenue, Suite 105 Sherman Oaks, California 91423 (310) 281 2571 (Address and telephone number of principal executive offices)	4425 Ventura Canyon Avenue, Suite 105 Sherman Oaks, California 91423 (Address of principal place of business or intended principal place of business)

David Wallace 4425 Ventura Canyon Avenue, Suite 105 Sherman Oaks, California 91423 (310) 281 2571 (Name, address and telephone number of agent for service)	With a Copy to: Norman T. Reynolds, Esq. Glast, Phillips & Murray, P.C. 815 Walker Street, Suite 1250 Houston, Texas 77002 (713) 237-3135 (Office) (713) 237-3202 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	4,650,000	$0.02	$93,000	$107.00
Total Registration Fee				$107.00

(1) Represents shares of our common stock, par value $0.001 per share, held by the selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The filing fee has already been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 10, 2007

ECOLAND INTERNATIONAL, INC.

Resale of 4,650,000 Shares of Common Stock

We are registering 4,650,000 shares of our common stock, par value $0.001 per share, for resale by the selling stockholders identified in this prospectus. The shares were issued in a private placement of our common stock.

Please refer to “Selling Stockholders” beginning on page 30 of this prospectus.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

The selling stockholders are offering these shares of our common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, at a price of $0.02 per share until such time as our shares are quoted for sale on the OTC Bulletin Board as described in this prospectus, and thereafter, at prices and on terms that will be determined by the then prevailing market price or at privately negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.”

The selling stockholders and intermediaries through whom such securities may be sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

The shares of our common stock are not currently listed for sale on any exchange, although we do plan to attempt to have our shares quoted for sale on the OTC Bulletin Board after the effective date of this prospectus.

THE SECURITIES OFFERED HERBY INVOLVE A HIGH DEGREE OF RISK.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________, 2007.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Ecoland International, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary	1
Summary Historical Financial Information	3
Risk Factors	4
Special Note Regarding Forward-Looking Statements	8
Use of Proceeds	8
Market for Common Equity and Related Stockholder Matters	8
Description of Business	9
Management’s Discussion and Analysis or Plan of Operation	20
Management	23
Executive Compensation	24
Principal Stockholders	25
Certain Relationships and Related Transactions	26
Description of Securities	26
Certain Provisions of Our Articles of Incorporation and Bylaws	26
Shares Eligible for Future Sale	29
Selling Stockholders	30
Plan of Distribution	31
Legal Matters	33
Experts	34
Reports to Stockholders	34
Where You Can Find More Information	34

You may only rely on the information contained in this prospectus or that we have referred to you. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

You should read the entire prospectus carefully, including the more detailed information regarding Ecoland International, Inc., the risks of purchasing our common stock discussed under “Risk Factors,” and our financial statements and the accompanying notes. Throughout this prospectus references to “Ecoland,” “we,” “us” and “our” refer to Ecoland International, Inc., a Nevada corporation, unless otherwise specified or the context otherwise requires.

General

We began business on April 15, 2005 as Guano Distributors (Pty) Ltd., a South African limited company, owned by David Wallace, our current chief executive officer, chief financial officer and sole director. On May 11, 2005, we executed two non-exclusive letter agreements with Sociaf, LDA, an Angolan company, which provided Ecoland with the non-exclusive right to distribute Sociaf’s dry bar cave bat guano, an organic/non-chemical fertilizer, in the United States, Europe, South Africa, Asia and the Middle East. Before May 11, 2005, we had an informal verbal agreement with Sociaf to distribute its dry bar cave bat guano only in Africa. It should be clearly understood that we do not own any bat guano. We only have distribution rights to the guano deposits.

On May 15, 2005, Mr. Wallace agreed to transfer all of his ownership interest in Guano Distributors (Pty) Ltd. to Guano Distributors, Inc., a corporation to be incorporated in Nevada on June 24, 2005 by Robert Russell. As a result of the transfer by Mr. Wallace, Guano Distributors (Pty) Ltd. became a wholly-owned subsidiary of Guano Distributors, Inc. We changed the name of Guano Distributors, Inc. to Ecoland International, Inc. on June 28, 2006, in order to avoid confusion between the name of our subsidiary and the parent company. There were no management changes at that time. However, Mr. Russell resigned as an officer and director of Ecoland on November 4, 2006 in order to pursue other personal interests. Mr. Russell desired to leave a fully-dedicated management team in place to further develop our business.

Dry bar cave bat guano exists in limited supplies worldwide. Sociaf has a license from the Angolan government to an estimated supply of 350,000 tons of dry bar cave bat guano in 54 caves located on the properties in which the distribution rights are held. Our distribution rights have a lifespan of three years beginning May 11, 2005, and are renewable for three year periods thereafter. Our pre-existing distribution rights for Africa continued, even though not mentioned in the written May 11, 2005 letter agreements.

There are a number of risks associated with an investment in Ecoland going forward, many of which are discussed in the sections “Risk Factors” and “Description of Business,” and elsewhere in this prospectus. Any potential investor should be particularly mindful that we have a limited operating history on which to evaluate our business and that a comparison of our results of operations from period to period is not necessarily meaningful. Further, our results of operations for any period are not necessarily indicative of our future performance. Due to our limited resources, the sales and marketing of our dry bar cave bat guano have been minimal to date and dedicated to establishing that a viable market for bat guano fertilizer exists.

For the fiscal year ended May 31, 2007, we generated revenues of $21,014 and incurred a net loss of $157,774. As a result, our auditors in their report on our financials for the fiscal year ended May 31, 2007, have expressed substantial doubt about our ability to continue as a going concern. If we are unable to successfully execute our marketing plans with limited resources, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations.

Our principal executive office is located at 4425 Ventura Canyon Avenue, Suite 105, Sherman Oaks, California 91423. Our telephone number is (310) 281-2571.

Transaction Relating to this Offering

This prospectus relates to the resale of up to 4,650,000 shares of our common stock that have been issued in connection with a private placement of our common stock in April and May 2006 to 47 purchasers. See “Description of Business - Private Placement” and “Selling Stockholders.”

The Offering

Common stock offered by selling stockholders	Up to 4,650,000 shares or approximately 10.2 percent of the total issued and outstanding shares of our common stock.

Common stock to be outstanding after the offering
44,650,000 shares. After the sale of shares by our selling stockholders, our outstanding shares will remain unchanged, since we are not issuing any additional shares in this offering or canceling any shares which may be sold.

Use of proceeds	We will not receive any proceeds from the sale of our common stock.

Risk factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors.”

OTC Bulletin Board symbol
The shares of our common stock are not currently listed for sale on any exchange. We plan to attempt to have our shares quoted for sale on the OTC Bulletin Board after the effective date of this prospectus.

Intentionally Left Blank.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The statements of operations data from inception on April 15, 2005 through the years ended May 31, 2007 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The data presented below have been derived from consolidated financial statements that have been prepared in accordance with generally accepted accounting principles and should be read in conjunction with our consolidated financial statements, including the notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis or Plan of Operation” in this prospectus.

	(Audited) Year Ended May 31,
	2007	2006
Revenue	$21,014	$10,461

Costs and expenses:
Cost of revenue	9,918	21,057
General and administrative expenses	145,651	76,481
Depreciation and amortization	262	109
Total costs and expenses
Operating (loss) income	(134,817)	(76,590)
Other (income) and expenses	22,957	1,2470
(Loss) income before income tax provision	(157,774)	(88,433)
Income tax provision	0	0
Net (loss) income	$(157,774)	$(88,433)
Basic net (loss) income per common share	$(0.00)	$(0.00)
Diluted net (loss) income per common share	$(0.00)	$(0.00)
Shares used in net (loss) income per share calculation:
Basic	44,650,000	22,325,000
Diluted

	As of May 31,	As of May 31,
	2007	2006
	(Audited)	(Audited)
Balance sheet data:
Cash and cash equivalents	$24,630	$38,835
Current assets	38,497	48,928
Total assets	39,150	50,344
Total liabilities	181,469	54,889
Total stockholders’ equity (deficit)	$(142,319)	$(4,545)

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected, the price of our shares could decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to Our Business

We have incurred significant losses to date and expect to continue to incur losses.

During the fiscal year ended May 31, 2007, we incurred a net loss of $157,774, compared to a net loss of $88,433 for the fiscal year ended May 31, 2006.. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our auditors have issued a going concern opinion, which may make it more difficult for Ecoland to raise capital.

Our auditors have included a going concern opinion on our financial statements because of uncertainty about our ability to generate sufficient cash flow to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in Ecoland.

We will most likely be required to obtain additional funding. If we cannot, we may have to reduce our business operations.

We anticipate that the funds already received will be sufficient to satisfy our operations for the next 12 months. Nevertheless, if our marketing campaign is not successful in promoting sales of our dry bar cave bat guano, we will be required to seek additional financing. We have no current arrangements with respect to any additional financing. The inability to obtain additional capital may reduce our ability to expand our business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Dependence on key personnel; need for additional personnel.

We are highly dependent upon the efforts of David Wallace, our chief executive officer, chief financial officer and sole director. See, “Management” in this prospectus. The loss of the services of Mr. Wallace could impede the achievement of development and commercialization of our dry bar cave bat guano fertilizer operations. We do not have key man life insurance on the life of Mr. Wallace.

We have limited resources to market the dry bar cave bat guano.

Due to our limited resources, the execution of our business model and sales and marketing of the dry bar cave bat guano has been limited to date. If we are unable to successfully execute our marketing plans with limited resources, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations. In such event, you may lose your entire investment.

We are a development stage company.

We are a development stage company that has to date principally been engaged in the logistics involved in implementing our business plan, arranging for the necessary working capital and setting up preliminary operations in Angola and South Africa. The following analyze the risks that are more qualitative and management opinion based:

Strategic Risk.

Competitor’s Risk. This risk can be broken down into two components, Angola and Export markets. In Angola, there are further deposits of guano available but none are being exploited at the moment. One can therefore expect new supplies of guano to come onto the market once our marketing efforts are noticed. This threat can countered by:

•	Accepting it as normal competition which is vital for the development of markets.

•	We have the necessary legal documents, licenses and exploration rights to incorporate these new deposits into our existing business either through co-operation or incorporation.

•	We are mainly export orientated as better margins can be achieved and these markets are larger.

In export markets, mainly Europe, there are not many suppliers of guano at the moment. However, we assume that further supplies will enter the market as the market develops, as guano is not exclusive to Angola. This risk can countered by:

•	Ecoland has a slight time advantage in that we have performed considerable marketing and research and have an existing customer base upon which to expand.

•
Ecoland will be first to the market, inasmuch as there is very little guano in the European market in the form we envisage. In addition, we have satisfied customers using the product at present in the United Kingdom.

•
The market is big enough to support many producers. It could be a slight advantage as the market is bigger than the supplies of guano. Thus, allowing guano to become a niche product at a premium price.

Country Risk. Our business currently operates in two countries with extraction taking place in Angola and processing taking place in South Africa. South Africa is an accepted international investor destination. Standard and Poors (S&P) gave South Africa a risk rating A-/Stable/A-2 BBB/Stable/A-3. This is based on the fact that the government has implemented sensible fiscal policies and has managed to bring spending under control. For a full review of South Africa risk profile, see http://www.mbendi.co.za/land/af/sa/p0005.htm. Angola has no sovereign rating. However, Angola has a fast-growing economy largely due to a major oil boom, but it also ranks in the bottom 10 of most socioeconomic indicators. See http://www.buyusa.gov/southafrica/en/416.html, for a full economic review of Angola. Although we are not in those industries, our risk is limited to a basic extraction infrastructure. The value added aspects of the business, i.e., packaging takes place outside Angola in South Africa.

Legislation Risk. In South Africa, the fertilizer industry is controlled by the Fertilizer Act 36 of 1947. Our guano is a registered Group 2 fertilizer under this Act, Registration Number B3429. In Europe, the legislation governing guano is considerably less onerous than South Africa and there are no restrictions on importation. We currently import guano into the United Kingdom satisfying all import requirements of the European Union. In Angola, guano falls under the Department of Geology and Mines and we have all of the necessary licenses for export.

Operations. Our current technology used is simple and by design easy to utilize and operate. There is no “cutting edge” technology involved. As we do not want to harm the ecological environment, the guano is removed by hand. This is a risk as it does not pose a significant barrier to entry for other companies. However, we are already in operation and new entrants would have to obtain the necessary rights to extract and export the product.

Business. Our business has been set up in order to diversify risks at the development stage of the business. We will operate in two countries and although this will add to the costs of running the business it has many advantages as well. Primarily, we know the guano can be transported to South Africa and once in this country all the required materials are available to produce the final product. That is, packaging, labeling, plastic containers, efficient transport, good communications in a reasonable cost environment. We aim to be mainly export orientated and the most critical part of this is meeting the export and local customers’ requirements of timely delivery. From South Africa, we can do this because of the established infrastructure.

Risks Relating to Our Stock

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its price of $0.02 per share on the date of this prospectus, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Our chief executive officer, David Wallace, and another stockholder own approximately 90 percent of our common stock. This concentration of ownership could discourage or prevent a potential takeover of Ecoland that might otherwise result in your receiving a premium over the market price for your common stock.

Mr. Wallace and Robert Russell own in the aggregate 40,000,000 shares of our common stock, which represent approximately 90 percent of our issued and outstanding common stock as of the date of this prospectus. The result of the ownership of our common stock by Messrs. Wallace and Russell is that they have voting control on all matters submitted to our stockholders for approval and are able to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of Ecoland that might otherwise result in your receiving a premium over the market price for your common stock.

Our issuance of additional common stock in exchange for services or to repay debt, would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board may generally issue shares of our common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. From inception until May 31, 2007, we issued no shares to reduce our debt obligations. As compensation for services performed in the formation of Ecoland we have issued shares of our common stock to Messrs. Wallace and Russell, with an approximate value of $40,000. We may issue additional securities to pay for services and reduce debt in the future or under such other circumstances we may deem appropriate at the time. Such issuance of our equity securities may dilute your proportionate ownership and voting rights as our stockholders.

Dividend risk.

At present, we are not in a financial position to pay dividends on our common stock and future dividends will depend on our profitability. Investors are advised that until such time the return on our common stock is restricted to an appreciation in the share price.

Anti-takeover provisions may impede the acquisition of Ecoland.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring Ecoland to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. As a result, certain of these provisions may discourage a future acquisition of Ecoland, including an acquisition in which the stockholders might otherwise receive a premium for their shares.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the investment value of our stock.

Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approves a person’s account for transactions in penny stocks; and

•	That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and

•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

The occurrence of these patterns or practices could increase the volatility of our share price. Although we do not expect to be in a position to dictate the behavior of the market or broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, we make a number of statements, referred to as “forward-looking statements” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to Ecoland and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances.

You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions. When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Ecoland, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

•	Whether or not markets for our dry bar cave bat guano develop and, if they do develop, the pace at which they develop;

•	Our ability to attract and retain the qualified personnel to implement our growth strategies;

•	Our ability to fund our short-term and long-term financing needs;

•	Competitive factors;

•	General economic conditions;

•	Changes in our business plan and corporate strategies; and

•	Other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning Ecoland and our business made elsewhere in this prospectus as well as other pubic reports filed with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of our common stock described in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, the shares of our common stock are not quoted for sale on any public market. We currently have 44,650,000 shares of our common stock issued and outstanding, which are held of record and beneficially owned by 49 persons.

As for our shares which we have agreed to register for resale by means of this prospectus and our shares which may be sold subject to the provisions of Rule 144 under the Securities Act, please see “Selling Stockholders” and “Shares Eligible for Future Sale.”

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans as of the date of this prospectus.

DESCRIPTION OF BUSINESS

Company Overview

David Wallace, our chief executive officer, chief financial officer and sole director, on March 1, 2005 formed Guano Distributors (Pty) Ltd., a South African limited company, for the purpose of selling dry bar cave bat guano. Business operations commenced on April 15, 2005. On May 15, 2005, Mr. Wallace, in exchange for an option to acquire 20,000,000 shares of our common stock, agreed to transfer all of his ownership interest in Guano Distributors (Pty) Ltd. to Guano Distributors, Inc., a Nevada corporation, which was incorporated by Robert Russell on June 24, 2005. Inasmuch as Mr. Russell likewise owned 20,000,000 shares of our common stock, which he acquired in exchange for $20,000 worth of services, Messrs. Wallace and Russell equally owned all of the shares of our issued and outstanding common stock after the transfer by Mr. Wallace and the exercise of his options on September 7, 2005, in exchange for services valued at $20,000.

On May 18, 2006, we amended our articles of incorporation to increase our authorized common stock from 25,000,000, par value $0.001 per share to 500,000,000 shares and to further authorize the issuance of 50,000,000 shares of preferred stock, par value $0.001 per share. On June 28, 2006, we further amended our articles of incorporation to change the name of Guano Distributors, Inc. to Ecoland International, Inc., in order to avoid confusion with the name of our subsidiary, Guano Distributors (Pty) Ltd., with the parent company. There were no management changes at that time. However, Mr. Russell resigned as an officer and director of Ecoland on November 4, 2006 in order to pursue other personal interests. Mr. Russell desired to leave a fully-dedicated management team in place to further develop our business.

Asset Sale Agreement. On May 15, 2005, Guano Distributors, Inc, a to be formed Nevada corporation, Guano Distributors (Pty) Ltd., a South African limited company, and David Wallace executed an Asset Sale Agreement whereby Guano Distributors, Inc. acquired all the outstanding capital stock of Guano Distributors (Pty) Ltd. owned by Mr. Wallace in exchange for the assumption of all associated debts and liabilities of Guano Distributors (Pty) Ltd., an option to purchase 20,000,000 shares of our common stock at $0.001 per share discussed above, and appointment of Mr. Wallace to our board of directors.

The total assets Guano Distributors (Pty) Ltd. as of May 15, 2005 were ZAR149,811 (approximately $21,401) consisting primarily of inventory and two non-exclusive letter agreements with Sociaf LDA, discussed below, and liabilities of ZAR209,689 (approximately $29,955) represented by stockholder and other loans. Guano Distributors (Pty) Ltd. had a loss of $8,554 at the date of agreement.

On May 11, 2005, Guano Distributors (Pty) Ltd. executed two non-exclusive letter agreements with Sociaf, LDA, an Angolan company, which provided Ecoland with the non-exclusive right to distribute Sociaf’s dry bar cave bat guano in the United States, Europe, South Africa, Asia and the Middle East. Our distribution rights have a lifespan of three years beginning May 11, 2005, and are renewable for three year periods thereafter, upon agreement by the parties. Our pre-existing distribution rights for Africa continued, even though not mentioned in the written May 11, 2005 letter agreements. See “Description of Business - Non-Exclusive Letter Agreements.”

Sociaf, which was established in 1989, has a license from the Angolan government to an estimated 350,000 tons of dry bar cave bat guano in 54 caves located on the properties in which Ecoland’s distribution rights are held. Sociaf had conducted limited operations in Angola since its inception, mostly selling dry bar cave bat guano regionally in Angola. However, Sociaf had difficulty in developing any significant market for its dry bar cave bat guano due to a lack of capital, management expertise and the very restrictive business environment in Angola in which it operates.

Consequently, in 2002, Derek Coburn and David Wallace, our chief executive officer, chief financial officer and sole director, were invited by the controlling owners of Sociaf to provide consulting services for the purpose of overcoming the many obstacles in the business environment in Angola, and to help expand the business. In August 2003, Messrs. Coburn and Wallace completed a business plan that involved implementation of selling dry bar cave bat guano into the South African market. The business plan identified that the best potential for the guano would be to export it out of Angola to countries that had developed markets for the product, mainly the United States and Europe.

Messrs. Coburn and Wallace determined that since the Angolan economy is not very sophisticated by First World standards, it would be possible to achieve a higher price and sales volumes for the bat guano by exporting it and adding value to the raw material by packaging the product and selling it under the brand name “Ecoland Guano.”

We currently market and sell the dry bar cave bat guano, which we are licensed to distribute, in Europe, mainly the United Kingdom, and in South Africa. The logistics of distribution have been arranged in such a way that the bat guano is transported, using local trucking contractors, to shipping ports in Angola, and shipped via cargo ships. There are no contracts between Ecoland and shipping lines, presently. However, we intend to approach shipping lines to obtain contracts once sufficient volume of bat guano sales has been achieved.

At present the guano is extracted from the caves where it is subject to screening to remove any extraneous items from the guano, such as stones and wood. The guano is then packaged into woven polypropylene bags and loaded into containers which are shipped to South Africa. Although Ecoland does not own the bat guano deposits, we are involved with Sociaf in terms of extracting the guano to ensure the extraction is performed in an environmentally friendly manner to preserve the bats environment and the long term sustainability of supply.

In order to import the guano into South Africa, an import permit is required which requires that the guano be registered with the Department of Agriculture as a fertilizer pursuant to South African law. We possess the requisite permit which registers our bat guano as a Group 2 fertilizer. Once the guano is in South Africa, it is then repackaged according to customer requirements both for the local market and for the export market.

Ecoland bat guano is then exported to the United Kingdom where it is subject, in terms of European Union Regulations, to a search at the port of entry. Since we have met all the regulatory requirements, once the guano has entered into the European Union it can then be transported to any country within the EU free of any further customs or veterinary checks.

We have also sent an exploratory sample package to a company in California for the purposes of establishing import requirements and as samples for potential customers.

In summary, as part of our business plan and current operations, we are developing existing channels and exploring new channels to expand our current business both within South Africa and into other First World markets.

History of Guano

The word guano originated from the Quichua language of the Inca civilization. Bat guano was widely used by the native populations of pre-Columbian Latin America for centuries as a fertilizer to increase crop yields. However, it was not until the early 1800s that bat guano was rediscovered by the Europeans to have valuable agricultural benefits as a fertilizer. See, www.american.edu/ted/guano.htm.

Dry bar cave bat guano is distinct among all other organic fertilizers, as it is broken down over many years by the microbial activity that is indigenous to the dark, humid environment found inside caves. This biological process results in a stable, natural, odorless fertilizer. Dry bar cave bat guano contains live microbial flora, which when incorporated in the soil, acts on the organic matter to make nutrients available to the plants. The nutrients found in dry bar cave bat guano are the same that are artificially added to modern chemical fertilizer, including nitrogen, phosphates, potassium, calcium and magnesium. As an added bonus, bat guano also contains other beneficial trace elements that are non-chemical and are naturally occurring through the breakdown process, with no man-made interventions. The dry bar cave bat guano is so-called because the guano comes from insect eating bats and is found in a dry form in caves. Guano from fruit-eating bats is generally not collectible as those bats live under trees. The above paragraph is a summary of information contained in various journal articles. See, New Life Journal, August, 2005 and Steele, D. Bernie, Bats, Bacteria and Biotechnology. BATS, vol. 7, No. 1:3-4 website, http://www.batcon.org/batsmag/v7n1-1.html.

With the expansion of organic farming, and the increased demand for organically grown fruits and vegetables from consumers in South Africa, Europe, and the United States, bat guano fertilizer is once again becoming a valuable commodity. See “Description of Business - Statistics” for a full discussion of the development and demand for organic products in these markets. We believe the dry bar bat guano found on the Sociaf properties in Angola is some of the freshest dry bar cave bat guano in the world, since the guano has not been used for any purpose for over a quarter of a century, when it was first discovered. The guano is in effect re-discovered and exists in sufficient quantities to make commercial exploitation viable in terms of selling a value added product. Dry bar cave bat guano cannot be manufactured and its usage is dependent upon finding new guano deposits or managing existing deposits. See, http://www.realestatejournal.com/homegarden/20030806-chapman.html.

The dry bar cave bat guano which we have a license to distribute is considered a slow release fertilizer which saves valuable time and money for farmers, since the use of it helps avoid multiple fertilizer applications. Research conducted at the University of California at Davis has found that “Slow release fertilizers, sometimes called water-insoluble types, release nitrogen over time. They are often applied at higher rates and less frequently than quick release formulas. The initial response of turf is slower than quick release types but these materials continue to provide nutrients over a period of 8 to 10 weeks or more. They will not burn the turf even if applied at high rates and are not prone to leaching. These products are a little more expensive and include certain synthetic fertilizer products and all natural organic fertilizers.” See, http://www.ipm.ucdavis.edu/Tools/Turf/Siteprep/ amenfert.html. Research conducted by Bayer Chemical Portugal in 1999 for Sociaf on dry bar cave bat guano tested its effectiveness against modern chemical fertilizers. The results found the guano to be equally effective in providing the necessary nutrients to soil.

In our opinion, the dry bar cave bat guano which we have a license to distribute is resurfacing as the most logical, effective and affordable choice for farmers that make up the rapidly growing organic market. We plan to produce a granulated, coated fertilizer under the Ecoland Guano label, which will be marketed in plastic tubs of one, two and five kilograms, as well as in bags up to 25 kilograms. At present we sell guano in a powder form in the same package sizes under the Ecoland Guano label. One kilogram equals approximately 2.2 pounds.

The dry bar cave bat guano which we have a license to distribute contains no man-made fertilizer chemicals which is ideal for organic farming, since the central point behind organic agriculture as established in regulations formulated by the United States Department of Agriculture and by the European Union is that no artificially produced fertilizers or pesticides can be used in organic farming. See, USDA National Organic Standards, October 21, 2002 and EU Regulation EU2092/91.

Non-Exclusive Letter Agreements

Pursuant to our non-exclusive letter agreements with Sociaf, we acquired the non-exclusive right to distribute the dry bar cave bat guano controlled by Sociaf in the United States, Europe, Asia, and the Middle East. The term of each agreement is from the date of execution until May 11, 2008 and is renewable subject to written approval by both parties within 30 days prior to May 11, 2008. Our pre-existing distribution rights for Africa, which included South Africa, continued even though not mentioned in the written May 11, 2005 letter agreements.

Sociaf will continue to own the land, machinery, licenses, product and harvesting rights for the bat guano. Ecoland will provide:

•	First line call support for receiving of orders and first line service calls from customers.

•	Qualified manpower, support and information to work sales representatives.

•	Letters of credit or similar financial instrument for each purchase order within seven days upon approval from Sociaf.

Bat Guano Harvesting, Sterilization and Packaging

The harvesting of bat guano is a simple process requiring no sophisticated techniques. In fact, due to local community and environmental concerns, we plan to continue working with Sociaf in collecting the bat guano strictly by hand, utilizing the abundant, cost-effective labor work force in Angola. Harvesting bat guano on a manual basis avoids disrupting the bat’s natural environment and harming the bats in anyway, which only ensures future guano supply. This environmentally friendly aspect of the business will remain a central focus of our marketing campaign.

While the guano will originate in Angola, we intend to process it in South Africa or another low-cost environment. The underlying reasons for this are:

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A lack of suitable infrastructure in Angola, primarily sterilization facilities, packaging equipment and printing supplies, financial institutions for trade finance, communications and processing equipment (granulation and coating equipment).

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The cost of doing business in Angola is very high. Rent, communications, logistics, expert personnel and even food are all in found in limited supply in Angola. South Africa or some other strategic, modernized country will have the necessary infrastructure and should be cost-effective for Ecoland to conduct operations.

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Diversification of risk between Angola and South Africa. Although we classify the risk in Angola as medium, we would prefer to have our assets spread over two countries. Two distinct operations need to occur, harvesting, which occurs in Angola, and then processing/marketing, which occurs in South Africa. Placing these two different aspects of the business separate of one another helps to ensure survival and ultimately success.

•	We have established a stockpile of bat guano in South Africa. A strategic stockpile will be kept in storage to cover any outstanding liabilities.

Market Analysis

Ecoland intends to target markets in South Africa, Europe, the United Kingdom, and the United States. The market size for garden fertilizers in Germany, France and the U.K. is estimated to be over almost $1.93 billion per year alone.

See, The Focus Wickes Gardening Monitor: April 2004, page 78 for size of UK garden market.

See, “The French Market for Garden Supplies,” UK Department of Trade and Industry, July 2004, page 4.

See, “The German Market for Lawn and Garden Supplies,” US Commercial Service, Germany, July 2005, page 2.

In a 1986 survey carried out by the Council for Scientific and industrial Research (CSIR), as quoted in the Fertilizer Handbook of the Fertilizer Society of South Africa (FSSA, 2003), it is estimated that approximately 350,000 tons of chicken manure are generated in various forms, most of which was used as fertilizer at the time. Cattle feedlots also generate considerable quantities of manure. The same survey estimates that 75,000 tons of composted cattle manure was sold as fertilizer. See, Fertilizer use by crop in South Africa, discussed in http://www.fao.org/docrep/008/y5998e/y5998e08.htm - bm08.3. There is no established market for bat guano in South Africa. Consequently, there are no statistics or national accounts to estimate the size of the market there.

Our management team has, based on the usage figure from the United Nations Food and Agricultural Organization’s research discussed above of animal by products used as a fertilizer in South Africa, has concluded that converting a small proportion (approximately five percent) of the current users to bat guano would yield a market size of 12,000 metric tons. Our assumptions underlying converting current animal by-product users to guano are based on the benefits, discussed earlier, of the product, primarily, the microbial flora included in the product. Ecoland will aim for sales of 500-2,000 metric tons per annum, which based upon our current prices actually achieved in South Africa would provide a satisfactory revenue stream for a new product. Ecoland has imported into South Africa approximately 65 metric tons which has been used for the purpose of test marketing and introducing the product to commercial farmers and retail nurseries. The full amount has been utilized for the purposes of research and sales by May 31, 2007.

We aim to grow the volume of sales in the range of 20 percent per annum from this level for the first five years. Additional bat guano can be sold through retail garden centers and nurseries. We have based our estimated market size for bat guano at five percent of the combined chicken and cattle manure markets annual consumption in South Africa. Our management believes this is conservative for two reasons, firstly, the above figures do not include the market use of compost fertilizers that are not animal based, e.g., mushroom compost and garden refuse compost, and secondly, there are restrictions on the use of animal by-products in organic farming, especially where the manures are coming from cattle feedlots and battery chicken production, as these are considered artificial. Essentially, organic farms can only use organically produced animal by-product manures. The animals cannot have been fed growth hormones or genetically modified feed.

As previously mentioned there is no developed market for dry bar cave bat guano in South Africa. However, from our actual sales experience to date, we have established in Guano Distributors (Pty) Ltd., the selling price of dry bar cave bat guano at $1.75 per pound ($3.85 per Kilogram)in two to four pound containers. On a commercial larger scale basis, the price per ton is less but the delivery size is larger.

For sales outside Africa, we are currently achieving a price of $2.00 in the United Kingdom per pound. ($4.40 per kilogram). Our research shows that the current retail price in United States is between $6 to $8 per pound ($13.20 - $17.60 per kilogram) at the retail level, which translates to around $2.00 per pound ($4.40 per kilogram) at the supply/importer level. The selling price of guano in the United States can be verified by visiting any web site that sells garden products. We have not included these references for propriety reasons, inasmuch as organic fertilizer products do carry a premium over chemical fertilizers. “As oil prices increase and the price of fertilizer rises, there will be a premium on closing the nutrient cycle and replacing synthetic fertilizer with organic waste.” See, http://www.peopleandplanet.net/doc.php?id=2532, and the earlier reference to the University of California at Davis research with respect to the premium for using organic products.

As the dry bar cave bat guano which we have a license to distribute is processed in the low cost environment of South Africa, we feel the margins between our cost and the above mentioned prices are attractive and profitable. The exact margin has not been specified for competitive reasons.

Our costs of sale estimates for regions where the bat guano is to be shipped are conservative as the largest portion of our cost is allocated to shipping (or freight). However, we believe that as Angola produces very little products for export and imports most of its requirements by container ship, we will be in a position to negotiate lower freight rates by utilizing the unused containers at the port of Luanda and Lobito, both located in Angola, to export the bat guano competitively to other countries.

The best margin is obtained for guano fertilizer sold regionally in Angola. The cost of sales for product delivered to Luanda, Angola is $0.11 per kilogram, with a current selling price of $1.14 per kilogram. This is a margin of 90.4 percent on sales. The underlying reason for the high margin in Angola is that there are no export shipping costs to other countries, as these are domestic sales. However, the potential to take advantage of this is limited as there is no developed agricultural market in Angola that could utilize the bat guano as a fertilizer, since most of the farming is subsistence and small scale.

Opportunities; Organic Farming on the Rise

We feel that the international market for bat guano fertilizer will grow rapidly, since the markets that Ecoland is targeting all have organic farming components, and have been certifying organically grown fruits and vegetables for several years now. South Africa, Europe, the United Kingdom, and the United States all have agencies that are either monitoring and/or certifying the practices of organic farmers and the use of the term organic in marketing.

Bat guano fertilizer is considered organic by agencies and farmers in all regions, and these organic farmers first and foremost require an organic means of building healthy soils. To have healthy soils, farmers must nourish the living components of their soil, the microbial inhabitants that release, transform, and transfer nutrients. We feel that adding bat guano fertilizer to soil is one of the most effective means to achieve this result since the guano contains microbial flora that assist the living components of the soil. See, Steele, D. Bernie, 1989, Bats, Bacteria and Biotechnology. BATS, Vol. 7, No 1:3-4 and earlier references.

Organic legislation started in Europe in 1991 with EU Regulation 2092/91. The United Kingdom translated the regulation into its own national legislation the following year, known as the UK Organic Products Regulation. These laws specify how organic food is produced, processed and packaged, in order to qualify for the description “organic.” Organic farming was defined as a way of growing crops without utilizing artificial pesticides or fertilizers. Unfortunately, this legislation only covered crop products (fruit, vegetables, and cereals) initially, but in August 1999, the EU organic regulations were extended to cover livestock production (meat, eggs, poultry, and dairy products), with the U.K. following suit the same year.

The agency in the United Kingdom that certifies organically grown fruits and vegetables is the Organic Farmers & Growers which also carries out the inspection and licensing of organic farming, and food processing, across the U.K.

In South Africa, the Agricultural Research Council is the government body that regulates the organic markets. South Africa has adopted policies similar to the EU Regulation 2092/91.

The organic fruits and vegetables market in the United States has also been monitored since October 21, 2002, when the United States Department of Agriculture made it a federal offense to label any food product as “organic” unless it has been certified as required by the U.S.D.A. regulations. All uses of the labeling term “organic” for food are strictly regulated in the U.S. See, http://www.ers.usda.gov/AmberWaves/February06/ Features/feature1.htm, for a discussion on the implementation of organic standards from the Organic Food Production Act of 1990 through to the U.S.D.A. National Organic Standards which were implemented on October 21, 2002, replacing the prior patchwork system of state organic standards. In essence, the continued growth in the size of the organic market has reached a point where it has become necessary to introduce regulations.

Statistics

Following are some statistics regarding the organic foods market:

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The Organic Trade Association reports that the value of U.S. organic food sales in 2003 was $10.4 billion, up 20 percent from 2002, continuing a growth pattern of between 17 percent and 21 percent since 1997. Organic food sales were 1.9 percent of total food sales in 2003, an increase from 1.6 percent in 2002. Per capita consumption of organic food was over $35 per person in 2003, nearly double the value in 1999.

Source: OTA; Forecast: FAS; U.S. Market Profile for Organic Food Products, February 22, 2005, published by the United States Department of Agriculture, executive summary page 3. We do not have reported information for a later period.

•
Seven in ten Americans express some concerns about the health risks of pesticides, hormones, antibiotics and other chemicals used in food production, according to a national consumer opinion poll conducted by Roper Public Affairs on behalf of Organic Valley Family of Farms. See their report located on their Internet web site at www.organicvalley.coop.

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Almost one-third of the U.S. population currently buys organically grown food products. The most frequently purchased product groups are vegetables, fruits, and cereals/grains. See, The U.S. Market Profile for Organic Food Products, February 22, 2005, published by the United States Department of Agriculture, executive summary page 3.

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The study shows that nearly 31 million hectares are currently certified according to organic standards. Australia continues to account for the largest certified organic surface area, with 11.8 million hectares, followed by Argentina (3.1 million hectares), China (2.3 million hectares) and the USA (1.6 million hectares). The global market for organic products reached a value of 25.5 billion euros in 2005, with the vast majority of products being consumed in North America and Europe.” A hectare is a metric unit of area equal to 2.471 acres. See, http://www.ifoam.org/press/press/Statistics_2007.html.

Ecoland feels that the dry bar cave bat guano fertilizer which we have a license to distribute promises to be a part of the demand related to the growth of organic foods, since it is 100 percent organic.

We feel we have a development plan that will reward the local economy and the Angolan people in the region where our dry bat cave bat guano rights are held. The two tenets of our plan are environmental and social responsibility, which essentially require the bat guano be harvested using technologies that do not disturb the bats and their environment, i.e., no pollution or construction of a non-temporary nature. The local community is incorporated into our harvesting through the provision of labor and similar services but also through consultations with community leaders so we do not encroach upon existing land uses and issues. The caves are extremely large and have the potential to be used as tourist sites, with the aim of the development plan to preserve these caves along with their natural formations of stalactite and stalactmites for this purpose.

Competition

The worldwide market for organic fertilizers is limited more by supply, than it is by demand and as fossil fuel prices continue to rise so to will the price of fossil fuel based fertilizers. That is, for the energy required to produce chemical based fertilizers, such as nitrogen and the by-products of fossil fuel processing, comparative analyses of organic farming show that it requires about half the amount of energy to produce the same quantity of food. Source, http://www.energybulletin.net/19160.html. In our opinion, the implication is that the demand for organic fertilizers will increase in the coming years as fossil fuels run out and prices rise. Bat guano is harvested and sold around the world in small quantities by a variety of import/export companies.

In the opinion of management, relatively little competition exists, at least in the United Kingdom and in South Africa as there is no developed bat guano market. With the organic foods boom in all of the markets we are targeting, there appears to be an ample market for our bat guano fertilizer. This has been established by our own research in these two markets. See, “Description of Business - Statistics” in this prospectus.

Within the United States the situation is different as there is a developed market for bat guano. However, the restriction is on supply. For example, one of the biggest suppliers of bat guano, Bracken Caves, located in San Antonio, Texas is only able to supply 50 tons a year. See, www.batcon.org.

Our advantage is access to a significant supply which can be sold in bulk or in smaller packages as a value added product.

Key Personnel

Our future financial success depends to a large degree upon the personal efforts of our key personnel. In our formative period as a new enterprise, David Wallace, our current chief executive officer, chief financial officer and sole director, has played and is expected to continue to play the major role in developing our business strategy. The loss of the services of Mr. Wallace could have an adverse effect on our business and our chances for profitable operations.

While we intend to employ additional management personnel in order to minimize the critical dependency upon any one person, it is possible that we will not be successful in attracting and retaining the persons needed. If we do not succeed in retaining and motivating our current employees and attracting new high quality employees, our business could be adversely affected.

Private Placement

On May 14, 2006, we closed a private placement of 4,650,000 shares of our common stock with 47 purchasers, resulting in gross proceeds of $93,000. Thirty-four of our subscribers were non-U.S. persons. The 13 U.S. investors were composed of six accredited investors and seven non-accredited investors, as defined in the Securities Act. We have agreed with the investors to file with the SEC a registration statement covering the resale of all of our shares of common stock issued in the private placement. Accordingly, we have included these shares in a registration statement on Form SB-2, of which this prospectus forms a part.

Directors and Management Personnel

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming anxious about the availability of liability insurance coverage for directors and officers and other indemnification arrangements. We currently carry limited liability insurance for our directors and officers which has recently become much more expensive to obtain and maintain. If we are unable to continue or provide liability insurance for our directors and officers at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential independent board members and management candidates to other companies that have greater liability insurance coverage for directors and officers or to companies that have revenues or have received greater funding to date which can offer greater compensation packages. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Our Financial Results May Be Affected by Factors Outside of Our Control

Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our anticipated expense levels are based, in part, on our estimates of future revenues and may vary from our projections. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results, and financial condition.

We cannot predict with certainty our revenues and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance.

Legislative Actions

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes. Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under U.S. generally accepted accounting principles, and adversely affect our operating results.

Limitation of Monetary Liability

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to Ecoland and our stockholders. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in Ecoland incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage Ecoland from bringing a lawsuit against directors, officers, and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers, and employees even though such actions, if successful, might otherwise benefit Ecoland and our stockholders.

Issuance of Additional Shares

Our articles of incorporation authorize the issuance of up to 50,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for Ecoland and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of preferred stock in order to discourage or delay a change of control. However, we may do so at some time in the future.

We are authorized to issue 500,000,000 shares of common stock, of which as of the date of this prospectus, 44,650,000 shares are issued and outstanding. As a result, we will be left with 455,350,000 authorized shares of common stock that remain unissued. Our board may generally issue shares of common stock, or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. We may issue a large amount of additional securities to raise capital to further our development. We may also issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with services, both in the form of stand-alone grants or under stock plans which we may adopt. Such issuance of our equity securities may dilute your proportionate ownership and voting rights as our stockholders. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of our stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

Trading Issues for Our Shares

If our shares of common stock are ever listed for trading on the OTC Bulletin Board, the shares will most likely be sporadically or thinly traded, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or none. This situation could be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if Ecoland came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as Ecoland or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

Moreover, if our shares of common stock are ever listed for trading on the OTC Bulletin Board, the market for our common stock will likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price could be attributable to a number of factors. First, as noted above, the shares of our common stock will most likely be sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of our shares in either direction. Our stock price could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or risky investment due to our limited operating history, no profits to date, and uncertainty of future market acceptance for our dry bar cave bat guano. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Finally, if our shares of common stock are ever listed for trading on the OTC Bulletin Board, as stated above, the market for our common stock will likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price would continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert our management’s attention and resources.

Sale of Shares by Selling Stockholders

After the registration statement of which this prospectus forms a part is declared effective by the SEC, the selling stockholders may sell in the public market up to all of the shares of our common stock being registered in this offering. That means that up to 4,650,000 shares of our common stock may be sold. Without taking into account any other issuance of common stock by Ecoland in the future, the number of shares being registered in this offering represents approximately 10.2 percent of our currently issued and outstanding shares. The mere prospect of resales by the selling stockholders could depress the market price for our common stock. The significant downward pressure on our stock price caused by the sale of a significant number of shares by the selling stockholders may allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our common stock, and material amounts of short selling could further contribute to progressive price declines in our common stock. We will comply with Corporation Finance Telephone Interpretation A.65 to avoid possible violations of Section 5 of the Securities Act.

Employees

As of the date of this prospectus, we employed three full-time employees and five part-time employees. None of these employees are currently represented by a labor union or are covered under a collective bargaining agreement. As we grow, we will need to attract an unknown number of additional employees. We have experienced no work stoppages and believe our relationships with our employees are good. We do not expect that we will have any difficulty in locating additional employees to support our growth.

Description of Property

Our administrative offices are located at 4425 Venture Canyon Avenue, Suite 105, Sherman Oaks, California 91423, which is owned by a part-time employee, Marcia Perlstein. This space is being utilized on a temporary basis free of charge. There is no indication how long this arrangement will continue. We believe that all of our facilities are adequate for our current operations. We expect that we could locate other suitable facilities at satisfactory rates, should we need more or alternative space.

Legal Proceedings

We are not engaged in any litigation, and are unaware of any material claims or complaints that could result in future litigation. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

Results of Operations

Year ended May 31, 2007 compared to the year ended May 31, 2006.

Revenue for the 12 months ended May 31, 2006 was $10,461 compared to $21,104 for the 12 months ended May 31, 2007.

Cost of revenue was $21,057 for the year ended May 31, 2006, compared to $9,918 for the year ended May 31, 2007.

Total expenses were $76,590 for the 12 months ended May 31, 2006, compared to $145,913 for the 12 months ended May 31, 2007. Consulting, legal and professional expenses were $25,000 for the 12 months ended May 31, 2006 compared to $120,000 for the 12 months ended May 31, 2007 due to our efforts for complete our registration statement.

Liquidity and Capital Resources

Based upon our recurring losses from operations as of May 31, 2007, our current rate of cash consumption and the uncertainty of liquidity related initiatives described below, there is substantial doubt as to our ability to continue as a going concern. Therefore, we will in all likelihood, have to rely on external financing for some or all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for Ecoland to secure both debt and equity financing while expanding our operations. In addition to the $93,000 we received form the private placement of shares our common stock in April and May 2006, we raised $100,000 in December 2006 from two convertible promissory notes for face value of $120,000 from Raymond Russell, the brother of Robert Russell one of our founders, and Stephen Treanor to implement our business plan and expand operations, each of which is due on December 15, 2007. However, at the election of the holder of each note, the holder may convert the balance owing on his note at any time into shares of our common stock on the basis of one share valued at $0.02 or 50 shares per dollar advanced to the company, based on the gross amount of $120,000.

Ecoland does not have any fixed contract expenditures either of a capital nature or other. There are no fixed rental agreements or lease agreements. Our expenditures are of a variable nature and so will fluctuate with the level of business.

At present, we have a monthly expenditure rate of $8 - $10,000, which can be met from cash resources and from working capital and any shortfall will be met by current shareholders. Messrs. Russell and Wallace have committed to covering the operating expenses for the extended twelve months ending May 31, 2008.

Accordingly, we believe that we will have sufficient funds to enable the business to continue operations until May 31, 2008. As of May 31, 2007, we had a deficiency in working capital of $142,972. Excluding the amounts payable to Messrs. Russell and Wallace, we have a working capital deficit of $332.

Our audited financial statements have been prepared on a basis that contemplates our continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. Our audited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Capital Expenditures Commitments

As of May 31, 2007, we did not have any material capital expenditures commitments. However, since that time, our capital requirements have been and will continue to be significant as our plan of operation calls for additional capital to facilitate growth and support our long-term development strategy marketing programs. As discussed above, it is likely that we will have to seek additional financing through future public or private sales of our securities, including debt or equity securities. We may also seek funding for the development and marketing of our dry bar cave bat guano through strategic partnerships and other arrangements with investment partners. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available we may be required to curtail one or more of our future programs. Our ability to obtain such additional financing and to achieve our operating goals is uncertain.

Going Concern

As of May 31, 2007, Ecoland had a $142,972 working capital deficit with a limited borrowing capacity. The present condition continues to create uncertainty as to Ecoland’s ability to continue as a going concern in the absence of additional capital and/or financing, particularly in light of our historic operating losses. We are currently making the following efforts to improve our overall financial condition:

•	Increasing revenues, while maintaining or improving gross margins in the process;

•	Control, and in some cases reduce, general and administrative expenses that will not impede growth; and

•	Seek additional sources of working capital through both debt and equity transactions to fund daily operations.

Specifically, we believe our hoped for access to the capital markets will result in additional working capital that will enable Ecoland to increase revenue generating activities and access to any expertise which may be needed.

Quantitative and Qualitative Disclosure About Market Risk

We believe that we do not have any material exposure to interest or commodity risks. We are exposed to certain economic and political changes in international markets where we compete, such as inflation rates, recession, foreign ownership restrictions, and trade policies and other external factors over which we have no control.

Our financial results are quantified in U.S. dollars and a majority of our obligations and expenditures with respect to our operations are incurred in U.S. dollars. Although we do not believe we currently have any materially significant market risks relating to our operations resulting from foreign exchange rates, if we enter into financing or other business arrangements denominated in currency other than the U.S. dollars, variations in the exchange rate may give rise to foreign exchange gains or losses that may be significant.

We currently have no material long-term debt obligations. We do not use financial instruments for trading purposes and we are not a party to any leverage derivatives.

As discussed by our accountants, our revenue is currently insufficient to cover our costs and expenses. We anticipate raising any necessary capital from outside investors coupled with bank or mezzanine lenders. As of the date of this prospectus, we have not entered into any negotiations with any third parties to provide such capital.

Our independent certified public accountants have stated in their report included in our May 31, 2007 financial statement, that we have incurred operating losses in the last two years, and that we are dependent upon management’s ability to develop profitable operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

Use of Estimates and Significant Risks

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Critical Accounting Policies

Accounts Receivable. The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debt charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is probable. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Allowance for doubtful accounts was and $1,200 and $0 at May 31, 2006 and 2007, respectively.

Income Taxes. We account for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we consider all expected future events other than enactment of or changes in the tax law or rates. The deferred asset for the potential benefit of the net operating loss carryovers has been offset by a valuation allowance in full. The actual benefit of the net operating loss carryovers will be dependent upon the realization of taxable income.

Stock-Based Compensation. We follow the provisions of FAS No. 123R, “Share-Based Payment.” FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

As permitted by FAS No. 123, Ecoland currently accounts for share-based payments to employees and non employees using the fair market value method and recognizes compensation cost for employee stock options at fair market value.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

MANAGEMENT

Directors and Executive Officers

Our sole director and executive officer is:

Name	Age	Position(s)	Position(s) Held Since
David Wallace	43	Chief Executive Officer, Chief Financial Officer and Director	September 2005

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors. The number of the directors may be between one and five members fixed from time to time by resolution duly passed by our board. Our board has fixed the number of our directors at one.

Each director will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office. The directors elect officers annually. There are no family relationships among the directors and officers of Ecoland.

We may employ additional management personnel, as our board of directors deems necessary. Ecoland has not identified or reached an agreement or understanding with any other individuals to serve in management positions. We do not anticipate any problem in employing qualified staff.

Mr. Wallace graduated from the University of Cape Town, South Africa, with a Bachelors of Business Science and Bachelors of Commerce. Mr. Wallace is a chartered accountant and belongs to the South African Institute of Chartered Accountants. His trade experience comes from living in Hong Kong and Thailand. He also has extensive networking contacts in Asia and Russia, where he ran his own import/export company. From March 2005 to the date of this prospectus, Mr. Wallace was the managing director of our wholly-owned subsidiary, Guano Distributors (Pty) Ltd. and the chief executive officer, chief financial officer and director of Ecoland. From June 2004 until February, 28, 2005, he was a consultant to Sociaf’s export development project. From April 2004 until May 31, 2005, he was employed by Ice Blue Solutions Ltd. located in the United Kingdom, performing financial management for a software development company. From 1997 to March 2004, he was a director of Covco (Hong Kong) Limited, and was involved in sourcing safety products from countries in the Far East, mainly China, for export to Europe.

Employment Agreements

We do not currently have employment agreements with any of our employees.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code.

We will provide to any person without charge, upon request, a copy of our code of ethics. Any such request should be directed to our corporate secretary at 4425 Ventura Canyon Avenue, Suite 105, Sherman Oaks, California 91423. A copy of our code of ethics has been filed as an exhibit to the registration statement of which this prospectus is a part.

Section 16(a) Beneficial Ownership Reporting Compliance

Once this prospectus become effective, under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and certain of our officers, and persons holding more than 10 percent of our common stock will be required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons will also be required to furnish Ecoland with copies of all forms so filed.

EXECUTIVE COMPENSATION

The following table summarizes compensation information for the last two fiscal years for:

•	Our chief executive officer; and

•	Each of our executive officers other than the chief executive officer who were serving as executive officers of Ecoland at the end of the last two fiscal years.

Summary Compensation Table

The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended May 31, 2006 and 2007 for services in all capacities rendered to Ecoland by the named executive officers.

		Annual Compensation						Long Term Compensation
								Awards			Payouts
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options/SARs (#)		LTIP Payouts		All Other Compensation
Robert Russell(1)	2007 2006	$ $	-0- -0-	$ $	-0- -0-	$ $	-0- -0-	0 20,000,000	$ $	-0- -0-	$ $	-0- -0-	$ $	-0- -0-
David Wallace	2007 2006	$ $	-0- -0-	$ $	-0- -0-	$ $	-0- -0-	0 20,000,000	$ $	-0- -0-	$ $	-0- -0-	$ $	-0- -0-

(1)	Mr. Russell resigned as an officer and director on November 4, 2006.

As of the date of this prospectus, none of our executive officers receive any perquisites which exceed in value the lesser of $50,000 or 10 percent of such officer’s salary and bonus, although they may receive some perquisites in the future.

Option Grants in Last Fiscal Year

No options were granted during the fiscal year ended May 31, 2007.

Director Compensation

None of our directors received any compensation for serving in such capacity during the fiscal year ended May 31, 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, information concerning ownership of our securities by:

•	Each person who owns beneficially more than five percent of the outstanding shares of our common stock;

•	Each director;

•	Each named executive officer; and

•	All directors and officers as a group.

	Common Stock Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
Robert Russell	20,000,000	44.8%
David Wallace	20,000,000	44.8%
All directors and officers as a group (one person)	20,000,000	44.8%

* Less than one percent.

(1)
Unless otherwise indicated, the address for each of these stockholders is c/o 4425 Ventura Canyon Avenue, Suite 105, Sherman Oaks, California 91423. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of our common stock beneficially owned.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. For purposes of calculating the percentage beneficially owned, the number of shares of our common stock deemed outstanding is 44,650,000 as of the date of this prospectus.

There has been no significant change in the ownership of Ecoland since its inception. Mr. Wallace acquired his 20,000,000 shares in consideration of the conveyance of all of his interest in our wholly-owned subsidiary, Guano Distributors (Pty) Ltd., on May 15, 2005. Mr. Russell acquired his 20,000,000 shares on June 30, 2005 in consideration of service rendered in connection with the formation of Ecoland. The only other shares of our common stock to be issued were in connection with a private placement of our common stock in April and May 2006 to 47 purchasers. See “Description of Business - Private Placement” and “Selling Stockholders.”

Other than as stated herein, there are no arrangements or understandings, known to us, including any pledge by any person of our securities:

•	The operation of which may at a subsequent date result in a change in control of Ecoland; or

•	With respect to the election of directors or other matters.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As compensation for services performed in the formation of Ecoland, we have issued shares of our common stock to Messrs. Wallace and Russell, with an approximate value of $40,000. In addition, as a result of the Asset Sale Agreement, Mr. Wallace was elected as our chief executive officer, chief financial officer and a director. See “Description of Business.”

DESCRIPTION OF SECURITIES

The authorized capital stock of Ecoland consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, 44,650,000 shares of our common stock were issued and outstanding. We have not issued any shares of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding series of our preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our stockholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on the rights. The holders of our preferred stock do not have any cumulative voting rights or preemptive or subscription rights by virtue of their ownership of our preferred stock. The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock. Likewise, any issuance may have the effect of delaying, deferring or preventing a change in control of Ecoland.

Transfer Agent

The transfer agent of our common stock is Interstate Transfer Company, whose address is 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121, telephone (801) 281-9746, and facsimile (801) 281-9750.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

General

Provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of our board of directors to issue shares of our common and preferred stock and to set the voting rights, preferences, and other terms of our preferred stock without further stockholder action. These provisions could also delay or frustrate the removal of incumbent directors or the assumption of control of our board of directors by our stockholders, and may be deemed to discourage takeover attempts, mergers, tender offers, or proxy contests not first approved by our board of directors, which some stockholders may deem to be in their best interests.

Board of Directors

The business and affairs of Ecoland are managed under the direction of our board of directors, which currently consists of one member. The number of directors shall be neither more than five nor less than one. The number of directors is to be fixed by vote of the stockholders.

Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until the director’s successor shall have been elected and qualified or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Whenever the holders of any class or series of our capital stock are entitled to elect one or more directors under any resolution or resolutions of our board of directors designating a series of our preferred stock, vacancies and newly created directorships of a class or series may be filled by a majority of the directors then in office elected by the applicable class or series, by a sole remaining director so elected, or by the unanimous written consent, or the affirmative vote of a majority of the outstanding shares of the class or series entitled to elect the directors.

Subject to any rights of the holders of preferred stock to elect directors as a class, a director may be removed only for cause and only by the affirmative vote of the holders of 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Meetings of Stockholders

Except as otherwise required by law and subject to the rights of the holders of the preferred stock, special meetings of stockholders may be called only by:

•	Our president or secretary.

•	Our president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority of our voting capital stock.

Special stockholder meetings may not be called by any other person or in any other manner. Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting. Further, our bylaws provide that any action, which may be taken by the vote of the stockholders at a meeting, may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power, unless the provisions of the statutes or of the articles of incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

The next annual meeting of our stockholders will be held in 2007, on a date and at a place and time designated by our board of directors.

Limitation of Liability

Our articles of incorporation provide that any director or officer of Ecoland shall not be personally liable to Ecoland or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, the provision shall not eliminate or limit the liability of a director or officer:

•	If it is proven that his act or failure to act constituted a breach of his fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, or

•	Under the Nevada Revised Statutes.

Indemnification. Our articles of incorporation provide that Ecoland shall indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by Ecoland or in its right, by reason of the fact that he is or was a director, officer, employee, or agent of Ecoland, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if:

•
The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud, or a knowing violation of law; or

•
The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Further, our articles of incorporation permit Ecoland to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by Ecoland or in its right, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Ecoland, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with defense or settlement of the action or suit, if:

•
The liability did not result from any act or failure to act which constituted a breach of that person’s fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud or a knowing violation of law; or

•	The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests.

However, we are prohibited from indemnifying any person with respect to any action, suit, or proceeding by a court of competent jurisdiction, if he has been finally adjudged to be liable to Ecoland, unless, and only to the extent that, the court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case.

Amendment of Bylaws

Under our articles of incorporation, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of our capital stock then outstanding and entitled to vote, voting together as a single class.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation permit Ecoland to limit the liability of our directors to the fullest extent permitted under the Nevada Revised Statutes. As permitted by the Nevada Revised Statutes, our articles of incorporation include provisions that eliminate the personal liability of each of our officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of Ecoland. To the fullest extent allowed by the Nevada Revised Statutes, we will defend, indemnify and hold harmless our directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

The provisions of our articles of incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our articles of incorporation or bylaws.

We believe that the indemnity and the limitation of liability provisions contained in our articles of incorporation are necessary to attract and retain qualified persons for these positions. Other than as disclosed in “Description of Business - Legal Proceedings” in this prospectus, no pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Ecoland pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of our common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by Ecoland in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Such shares may be sold only pursuant to an effective registration statement filed by Ecoland or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of our common stock after at least one year has elapsed following the time such shares were acquired from Ecoland or our affiliate.

The number of shares of our common stock which may be sold within any three-month period is limited to the greater of:

•	One percent of our then outstanding common stock, or

•	The average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.

Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate three months prior to the sale, and who has beneficially owned shares acquired from Ecoland or our affiliate for over two years may resell the shares of our common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING STOCKHOLDERS

Each selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because no selling stockholder is obligated to sell its shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we can only estimate how many shares each selling stockholder will own after the offering. In this prospectus, the term “selling stockholder” includes each stockholder, and its transferees, pledgees, donees, assignees, or other successors in interest.

All expenses incurred with respect to the registration of our common stock covered by this prospectus will be borne by Ecoland, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with its sale of shares.

All of the securities being offered by this prospectus are being offered by the selling stockholders, who may from time to time offer and sell pursuant to this prospectus up to an aggregate of 4,650,000 shares of our common stock. The selling stockholders all purchased their shares in a private placement of our common stock.

During the last five years, none of the selling stockholders has been convicted in a criminal proceeding, or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

No selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. Further, there has been no material relationship between any selling stockholder and Ecoland.

The following table sets forth, with respect to each selling stockholder:

•	The number of shares of our common stock beneficially owned as of the date of this prospectus and prior to the offering contemplated hereby;

•	The maximum number of shares of our common stock which may be sold by the selling stockholder under this prospectus; and

•	The number and percentage of shares of our common stock which will be owned after the offering by the selling stockholder, assuming that all of the shares offered are sold by the selling stockholder.

Name of Stockholder	Relationship	Common Stock Owned Before the Offering	Common Stock Which May Be Offered	Common Stock Owned After the Offering	Percent of Common Stock Owned After the Offering
Adrian McIvor	Stockholder	100,000	100,000	-0-	0%
Alan Wright	Stockholder	100,000	100,000	-0-	0%
Andrea Shustarich	Stockholder	100,000	100,000	-0-	0%
Andrew Russell	Stockholder	100,000	100,000	-0-	0%
Annemarie Rogers	Stockholder	100,000	100,000	-0-	0%
Ben McCormack	Stockholder	150,000	150,000	-0-	0%
Brendan Carroll	Stockholder	100,000	100,000	-0-	0%
Bruce Feith	Stockholder	100,000	100,000	-0-	0%
Christopher Taylor	Stockholder	100,000	100,000	-0-	0%
Ciaran Smith	Stockholder	100,000	100,000	-0-	0%
Cimmiron Capital	Stockholder	100,000	100,000	-0-	0%
Coleen McKeown	Stockholder	100,000	100,000	-0-	0%
Darren Rogers	Stockholder	100,000	100,000	-0-	0%
Dennis Rogers	Stockholder	50,000	50,000	-0-	0%
Dianne Shmit	Stockholder	100,000	100,000	-0-	0%
Dimi Dedes	Stockholder	150,000	150,000	-0-	0%
Dion Elliotte	Stockholder	50,000	50,000	-0-	0%
Dion West Elliot	Stockholder	50,000	50,000	-0-	0%
Dolares McCormack	Stockholder	100,000	100,000	-0-	0%
Donna Kelly	Stockholder	100,000	100,000	-0-	0%
Elisa Blackborough	Stockholder	100,000	100,000	-0-	0%
EuroSwiss Equities	Stockholder	100,000	100,000	-0-	0%
Gordon Jones	Stockholder	100,000	100,000	-0-	0%
Hugh Duncan	Stockholder	100,000	100,000	-0-	0%
Jill Feith	Stockholder	100,000	100,000	-0-	0%
Jim Joe McCullagh	Stockholder	100,000	100,000	-0-	0%
Jonathon Payne	Stockholder	100,000	100,000	-0-	0%
Jonathon Pearlstein	Stockholder	150,000	150,000	-0-	0%
Kelly Collins	Stockholder	50,000	50,000	-0-	0%
Kieran O’Brian	Stockholder	100,000	100,000	-0-	0%
Lea Treanor	Stockholder	100,000	100,000	-0-	0%
Lee Ann Shmit	Stockholder	100,000	100,000	-0-	0%
Lorenzo Martinez	Stockholder	100,000	100,000	-0-	0%
Marcia Pearlstein	Stockholder	100,000	100,000	-0-	0%
Margaret Brennan	Stockholder	100,000	100,000	-0-	0%
Margaret R. Brennan	Stockholder	50,000	50,000	-0-	0%
Maribel Figueroa	Stockholder	100,000	100,000	-0-	0%
Mark Brown	Stockholder	100,000	100,000	-0-	0%
Mark Herald	Stockholder	100,000	100,000	-0-	0%
Marrin Rice	Stockholder	100,000	100,000	-0-	0%
Marzac Productions	Stockholder	100,000	100,000	-0-	0%
Michelle Ishio	Stockholder	100,000	100,000	-0-	0%
Rent-A-Hubby, Inc.	Stockholder	100,000	100,000	-0-	0%
Richard Labikas	Stockholder	100,000	100,000	-0-	0%
Rosalie Zweigel	Stockholder	100,000	100,000	-0-	0%
Tiffany Pearlstein	Stockholder	150,000	150,000	-0-	0%
Zachary Holland	Stockholder	100,000	100,000	-0-	0%
Total		4,650,000	4,650,000	-0-	0%

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell all or a portion of our common stock offered by this prospectus from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at a price of $0.02 per share until such time as our shares are quoted for sale on the OTC Bulletin Board as described in this prospectus, and thereafter, at prices and on terms that will be determined by the then prevailing market price or at privately negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders may sell our common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which our common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of our shares;

•	Through the distribution of our common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer our common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of our common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stock at a stipulated price per share. If the broker-dealer is unable to sell our common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which our common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may also sell our common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of the selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of our common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of the selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither Ecoland nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock will be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of our common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer our common stock. A selling stockholder may also loan or pledge our common stock offered hereby to a broker-dealer and the broker-dealer may sell our common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of our common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of our common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We have agreed to indemnify the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of our common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify Ecoland against specified liabilities.

Our issued and outstanding common stock offered by this prospectus was originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register our common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of our common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of our common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of our common stock has been passed upon by Glast, Phillips & Murray, P.C., Houston, Texas.

EXPERTS

Our financial statements for the period from inception through May 31, 2007 included in this prospectus have been so included in reliance on the reports of Moore & Associates, certified public accountants, given on that firm’s authority as experts in auditing and accounting.

REPORTS TO STOCKHOLDERS

We will furnish our stockholders with an annual report which describes the nature and scope of our business and operations for the prior year and which will contain a copy of our audited financial statements for our most recent fiscal year. In addition, we will furnish our stockholders with a proxy statement as required by the Exchange Act covering matters to be voted upon at our annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form SB-2 with respect to the shares being offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to Ecoland and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

Once this prospectus becomes effective, we will be subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-QSB and 10-KSB. Our executive officers, directors and beneficial owners of 10 percent or more of our common stock will also file reports relative to the acquisition or disposition of shares of our common stock or acquisition, disposition or exercise of any of our common stock purchase options or warrants. These filings will be a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Further, the SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ecoland International Inc
(Formerly Guano Distributors, Inc)(A Development Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheet of Ecoland International Inc. (Formerly Guano Distributors, Inc) (A Development Stage Company) as of May 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended May 31, 2007 and May 31, 2006 and for the period from inception on April 15, 2005 through May 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ecoland International Inc., (Formerly Guano Distributors, Inc) (A Development Stage Company) as of May 31, 2007 and the results of its operations and its cash flows for the years ended May 31, 2007 and May 31, 2006 and for the period from inception on April 15, 2005 through May 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s lack of operations and net losses as of May 31, 2007 raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
September 4, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Consolidated Balance Sheet

May 31,
2007
ASSETS

CURRENT ASSETS

Cash	$24,630
Accounts receivable	13,503
Other current assets	364

Total Current Assets	38,497

FIXED ASSETS, Net	653

TOTAL ASSETS	$39,150

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable and accrued liabilities	$2,792
Accrued liabilities - related parties	10,000
Notes payable	36,037
Notes payable - related parties	132,640

Total Current Liabilities	181,469

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock; 50,000,000 shares authorized,
at $0.001 per share, -0- shares issued and outstanding
Common stock; 500,000,000 shares authorized, at $0.001 par value,
44,650,000 shares issued and outstanding	44,650
Additional paid-in capital	88,365
Deficit accumulated during the development stage	(275,334)

Total Stockholders' Equity (Deficit)	(142,319)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$39,150

The accompanying notes are an integral part of these consolidated financial statements.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
( A Development Stage Company)
Consolidated Statements of Operations

			From
			Inception of the
			Development
			Stage on
			April 15,
	For the Years Ended		2005 Through
	May 31,		May 31,
	2007	2006	2007

REVENUES	$21,014	$10,461	$31,475

COST OF GOODS SOLD	9,918	21,057	30,975

GROSS PROFIT	11,096	(10,596)	500

EXPENSES

Depreciation and amortization	262	109	371
General and administrative	145,651	76,481	251,259

Total Expenses	145,913	76,590	251,630

LOSS FROM OPERATIONS	(134,817)	(87,186)	(251,130)

OTHER INCOME (EXPENSE)

Interest expense	(22,957)	(1,247)	(24,204)

Total Other Expenses	(22,957)	(1,247)	(24,204)

NET LOSS	$(157,774)	$(88,433)	$(275,334)

BASIC LOSS PER SHARE	$(0)	$(0)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	44,650,000	22,325,000

The accompanying notes are an integral part of these consolidated financial statements.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)

			Additional	Stock
	Common Stock		Paid-In	Subscriptions	Accumulated
	Shares	Amount	Capital	Receivable	Deficit

Balance at inception on
April 15, 2005	-	$-	$-	$-	$-

Formation of wholly owned
subsidiary	-	-	15	-	-

Net loss for the period from
inception on April 15, 2005
through May 31, 2005	-	-	-	-	(29,127)

Balance, May 31, 2005	-	-	15	-	(29,127)

Founders shares issued to
officer	40,000,000	40,000	-	-	-

Common shares issued for
cash at $0.02 per share	4,000,000	4,000	76,000	(20,000)	-

Common shares issued for
services at $0.02 per share	650,000	650	12,350	-	-

Net loss for the year ended
May 31, 2006	-	-	-	-	(88,433)

Balance, May 31, 2006	44,650,000	44,650	88,365	(20,000)	(117,560)

Receipt of cash on
subscriptions receivable	-	-	-	20,000	-

Net loss for the year ended
May 31, 2007	-	-	-	-	(157,774)

Balance, May 31, 2007	44,650,000	$44,650	$88,365	$-	$(275,334)

The accompanying notes are an integral part of these consolidated financial statements.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows

	For the Years Ended		From Inception of the Development Stage on April 15, 2005 Through May 31
	May 31,		May 31,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(157,774)	$(88,433)	$(275,334)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation and amortization	763	109	872
Common stock issued for services	-	53,000	53,000

Changes in operating assets and liabilities
Increase in accounts receivable	(4,717)	(8,786)	(13,503)
Increase in prepaid expenses and deposits	943	(1,306)	(364)
Increase in account payable and accrued expenses	10,020	16,672	12,792

Net Cash Used by Operating Activities	(150,765)	(28,744)	(222,537)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of fixed assets	-	(1,525)	(1,525)

Net Cash Used by Investing Activities	-	(1,525)	(1,525)

CASH FLOWS FROM FINIANCING ACTIVITIES

Common stock issued for cash	20,000	60,000	80,015
Proceeds from issuance of notes payable	17,737	18,300	36,037
Proceeds from issuance of notes payable - related parties	98,823	10,804	132,640

Net Cash Provided by Financing Activities	136,560	89,104	248,692

NET DECREASE IN CASH	(14,205)	58,835	24,630

CASH AT BEGINNING OF PERIOD	38,835	-	-

CASH AT END OF PERIOD	$24,630	$58,835	$24,630

The accompanying notes are an integral part of these consolidated financial statements.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization of Business

The Company began operations on April 15, 2005 as Guano Distributors, Pty. The Company was then incorporated in the State of Nevada on June 24, 2005 as Guano Distributors, Inc. The Company changed its name to Ecoland International, Inc on June 24, 2006. In May 2006, the Company amended its Articles of Incorporation to increase the authorized common stock to 500,000,000 shares and 50,000,000 of “blank check” preferred shares. In May 2005 the Company acquired certain distribution rights from Sociaf, LDA an Angolan company, pertaining to Dry Bar Cave Bat Guano.

The Company is currently in the process of formulating business and strategic plans to process, package and market the guano world wide from the deposits in Angola.

The Company has not achieved significant revenues and is a development stage company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Fair Value of Financial Instruments

Fair value estimates are based upon certain market assumptions and pertinent information available to management as of May 31, 2007. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets of five years.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Income Per Share

SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share (“EPS”) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share. The Company had no potential common stock instruments which would result in a diluted loss per share. Therefore, diluted loss per share is equivalent to basic loss per share.

Revenue recognition

The Company recognizes revenue on an accrual basis as it invoices for product. The Company recognizes revenue after the product has been delivered, and collection is reasonably assured.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Income Taxes (Continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized.

ECOLAND INTERNATIONAL, INC.
(Formerly Guano Distributors, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of:

	May 31,
	2007	2006
Deferred tax assets
NOL Carryover	$69,973	$22,979

Valuation allowance	(69,973)	(22,979)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the periods ended:

	May 31,
	2007	2006

Book income (loss)	$(53,643)	$(30,067)
Common stock issued for services	-	18,020
Foreign subsidiary losses	6,649	6,440
Valuation allowance	46,994	5,607

	$-	$-

At May 31, 2007, the Company had net operating loss carry forwards of approximately $205,000 that may be offset against future taxable income through the year 2027. No tax benefit has been reported in the May 31, 2007 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

Share Based Compensation

The Company follows the provisions of FAS No. 123R, “Share-Based Payment.” FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

As permitted by FAS No. 123, the Company currently accounts for share-based payments to employees and non employees using the Fair Market Value method and the Company recognizes compensation cost for employee stock options at fair market value.

NOTE 2 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) financing current operations with funds obtained through equity offerings, and (2) planning and streamlining distribution operations with respect to the Company’s Angolan guano supply. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - COMMON STOCK

During the year ended May 31, 2006, the Company issued a total of 20,000,000 shares to Mr. Robert Russell in payment for services and 20,000,000 shares to Mr. David Wallace in exchange for services to its subsidiary Guano Distributors (Pty) Ltd. The shares were valued at $40,000 which is the estimated fair value of the services performed in connection with the formation of the Company.

NOTE 3 - COMMON STOCK (Continued)

The Company also issued 650,000 shares for services performed by various consultants valued at $13,000 and 4,000,000 shares for cash of $80,000. The services were valued at the fair value of the shares given.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our articles of incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to Ecoland or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our articles of incorporation, as amended, is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of Ecoland) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Nevada Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Ecoland pursuant to the foregoing provisions, or otherwise, Ecoland has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ecoland of expenses incurred or paid by a director, officer or controlling person of Ecoland in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ecoland will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Ecoland in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$107
Accounting Fees and Expenses	6,750
Legal Fees and Expenses	67,000
Total	$73,857

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On June 30, 2005, Ecoland issued to Capital Sense Ltd., formerly Robert Russell, 20,000,000 shares of common founders shares.

On September 7, 2005, Ecoland issued to David Wallace 20,000,000 shares of our common stock in exchange for all of his interest in Guano Distributors (Pty) Ltd., a South African limited company.

On April 3, 2006, Ecoland issued 100,000 shares of our common stock to Annemarie Rogers for $2,000.

On April 4, 2006, Ecoland issued 50,000 shares of our common stock to Dion Elliot for $1,000.

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On April 4, 2006, Ecoland issued 100,000 shares of our common stock to Mark Herald for $2,000.

On April 4, 2006, Ecoland issued 100,000 shares of our common stock to Jonathon Payne for $2,000.

On April 4, 2006, Ecoland issued 50,000 shares of our common stock to Dennis Rogers for $1,000.

On April 6, 2006, Ecoland issued 100,000 shares of our common stock to Christopher Taylor for $2,000.

On April 7, 2006, Ecoland issued 100,000 shares of our common stock to Cimmiron Capital for $2,000.

On April 7, 2006, Ecoland issued 150,000 shares of our common stock to Dimi Dedes for $3,000.

On April 7, 2006, Ecoland issued 50,000 shares of our common stock to Dion Elliot for $1,000.

On April 7, 2006, Ecoland issued 100,000 shares of our common stock to Euro Swiss Equities for $2,000.

On April 7, 2006, Ecoland issued 150,000 shares of our common stock to Ben McCormack for $3,000.

On April 7, 2006, Ecoland issued 100,000 shares of our common stock to Dolares McCormack for $2,000.

On April 7, 2006, Ecoland issued 100,000 shares of our common stock to Andrew Russell for $2,000.

On April 7, 2006 Ecoland issued 100,000 shares of our common stock to Gordon Jones for $2,000.

On April 11, 2006, Ecoland issued 100,000 shares of our common stock to Hugh Duncan for $2,000.

On April 12, 2006, Ecoland issued 100,000 shares of our common stock to Donna Kelly for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of our common stock to Mark Brown for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of our common stock to Brendan Carroll for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of our common stock to Colleen McKeown for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of our common stock to Martin Rice for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of our common stock to Ciaran Smith for $2,000.

On April 13, 2006, Ecoland issued 100,000 shares of our common stock to Lea Treanor for $2,000.

On April 14, 2006, Ecoland issued 100,000 shares of our common stock to Elisa Blackborough for $2,000.

On April 14, 2006, Ecoland issued 100,000 shares of our common stock to Kieran O’Brian for $2,000.

On April 17, 2006, Ecoland issued 50,000 shares of our common stock to Kelly Collins for $1,000.

On April 17, 2006, Ecoland issued 100,000 shares of our common stock to Darren Rogers for $2,000.

On April 20, 2006, Ecoland issued 100,000 shares of our common stock to Margaret Brennan for $2,000.

On April 20, 2006, Ecoland issued 100,000 shares of our common stock to Jim Joe McCullagh for $2,000.

On April 20, 2006, Ecoland issued 100,000 shares of our common stock to Alan Wright for $2,000.

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On April 26, 2006, Ecoland issued 50,000 shares of our common stock to Margaret Rose Brennan for $1,000.

On May 5, 2006, Ecoland issued 100,000 shares of our common stock to Maribel Figueroa for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Bruce Feith for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Jill Feith for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Zachary Holland for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Marzac Productions for $2,000.

On May 8, 2006, Ecoland issued 150,000 shares of our common stock to Jonathan Pearlstein for $3,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Marcia Pearlstein for $2,000.

On May 8, 2006, Ecoland issued 150,000 shares of our common stock to Tiffany Pearlstein for $3,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Rent-A-Hubby, Inc. for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Dianne Shmit for $2,000.

On May 8, 2006, Ecoland issued 100,000 shares of our common stock to Lee Ann Shmit for $2,000.

On May 10, 2006, Ecoland issued 100,000 shares of our common stock to Lorenzo Martinez for $2,000.

On May 11, 2006, Ecoland issued 100,000 shares of our common stock to Richard Labikas for $2,000.

On May 12, 2006, Ecoland issued 100,000 shares of our common stock to Andrea Shustarich for $2,000.

On May 24, 2006, Ecoland issued 100,000 shares of our common stock to Michelle Ishio for $2,000.

On May 24, 2006, Ecoland issued 100,000 shares of our common stock to Rosalie Zweigel for $2,000.

The use of the proceeds from the sale of our securities was for general working capital needs.

The shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act. All of the investors took their securities for investment purposes without a view to distribution and had access to information concerning Ecoland and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to accredited investors or sophisticated investors, as defined in the Securities Act with whom we had a direct personal pre-existing relationship, and after a thorough discussion. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

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ITEM 27. EXHIBITS

Exhibit No.	Identification of Exhibit
2.1**	Amended and Restated Articles of Incorporation of Guano Distributors, Inc., filed May 18, 2006 with the Secretary of State of Nevada.

2.2**	Bylaws of Guano Distributors, Inc.

2.3**	Certificate of Amendment changing the name of the corporation to Ecoland International, Inc., filed June 28, 2006 with the Secretary of State of Nevada.

2.4**	Articles of Incorporation of Guano Distributors, Inc., filed June 24, 2005 with the Secretary of State of Nevada.

5.0***	Legal Opinion of Glast, Phillips & Murray, P.C.

10.1**	Letter of Agreement between Guano Distributors (Pty) Ltd. and Sociaf LDA dated May 11, 2005.

10.2**	Asset Sale Agreement dated May 15, 2005, by and among Guano Distributors, Inc., Guano Distributors (Pty) Ltd., and David Wallace.

10.3**	Convertible Promissory Note dated December 15, 2006 payable to the order of Raymond Russell.

10.4**	Convertible Promissory Note dated December 15, 2006 payable to the order of Stephen Treanor.

10.5**	Code of Ethics for Senior Executive Officer and Senior Financial Officers dated April 12, 2007.

23.1***	Consent of Counsel (included in Exhibit 5.0).

23.2*	Consent of Independent Certified Public Accountants.

* Filed herewith.

** Previously filed.

*** To be filed by amendment.

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) of Regulation C as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of Regulation C, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, on September 10, 2007.

ECOLAND INTERNATIONAL, INC.

By	/s/ David Wallace
David Wallace, Chief Executive Officer

By	/s/ David Wallace
David Wallace, Principal Accounting Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Wallace DAVID WALLACE	Chief Executive Officer, Chief Financial Officer and Director	September 10, 2007

/s/ David Wallace DAVID WALLACE	Principal Accounting Officer	September 10, 2007

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